EXHIBIT 99.1
Republic Services, Inc. Reports
Third Quarter 2020 Results

●	Generated Earnings of $0.81 Per Share and Adjusted Earnings of $1.00 Per Share
●	Increased Adjusted EBITDA Margin by 230 Basis Points
●	Raised Full-Year 2020 Adjusted Free Cash Flow Guidance and Reinstated Full-Year 2020 Adjusted EPS Guidance
●	Board Authorized $2 Billion For Share Repurchases
●	Certified as a Great Place to Work® for the Fourth Consecutive Year

PHOENIX (November 5, 2020) – Republic Services, Inc. (NYSE: RSG) today reported net income of $260.0 million, or $0.81 per diluted share, for the three months ended September 30, 2020, versus $298.3 million, or $0.93 per diluted share, for the comparable 2019 period. Excluding certain gains and expenses, on an adjusted basis, net income for the three months ended September 30, 2020 was $319.3 million, or $1.00 per diluted share, versus $290.3 million, or $0.90 per diluted share, for the comparable 2019 period.

“During the third quarter, we expanded adjusted EBITDA margin 230 basis points and delivered double-digit growth in adjusted earnings and adjusted free cash flow. We continued to provide quality service to our customers while effectively managing our costs, and we are extremely pleased with our results,” said Donald W. Slager, chief executive officer. "Given the continued strength of our business and steadfast execution by the entire Republic team, we are raising our 2020 full-year adjusted free cash flow guidance. I am proud of our team and the dedication and resiliency they have demonstrated, which has positioned us well for continued profitable growth.”

Third-Quarter 2020 Highlights:

•Third quarter EPS was $0.81 per share. Adjusted EPS, a non-GAAP measure, was $1.00 per share, an increase of approximately 11 percent over the prior year.

•Year-to-date cash provided by operating activities was $1,909 million, an increase of 6.8 percent versus the prior year. Adjusted free cash flow, a non-GAAP measure, for the same period was $1,109 million, an increase of 13.8 percent versus the prior year. The increase in adjusted free cash flow was primarily due to growth in EBITDA and improvements in working capital.

•Year-to-date cash flow invested in acquisitions was $154 million, or $119 million net of divestitures. The Company expects to invest $850 million to $900 million in acquisitions for the full year.

•Third quarter core price increased revenue by 4.5 percent, which consisted of 5.4 percent in the open market and 3.2 percent in the restricted portion of the business.

•Third quarter average yield was 2.6 percent.

•Third quarter adjusted EBITDA, a non-GAAP measure, was $781 million, an increase of $41 million versus the prior year.

•Third quarter adjusted EBITDA margin was 30.3 percent of revenue and increased 230 basis points over the prior year. This included a 70 basis point benefit from higher recycled commodity prices and lower fuel costs.

•The Company continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $855 million in annual revenue, or 34 percent of its approximately $2.5 billion CPI-based book of business, tied to a waste-related index or a fixed-rate increase of 3 percent or greater.

•The Company's average recycled commodity price per ton sold in the third quarter was $99. This represents an increase of $27 per ton versus the prior year.

•The Company was certified as a Great Place to Work® for the fourth consecutive year.

2020 Financial Guidance

Republic reinstated its full-year 2020 adjusted EPS guidance. It expects to generate $3.37 - $3.40 of adjusted EPS for the full year. The Company now expects to generate $1.15 billion to $1.20 billion of adjusted free cash flow for the full year. This guidance assumes continued gradual improvement in economic activity through the remainder of the year.

Board Authorized $2 Billion For Share Repurchases

Republic announced today that its Board of Directors approved a $2 billion share repurchase authorization effective starting January 1, 2021 and extending through December 31, 2023. As of September 30, 2020, the remaining purchase capacity under the prior authorization was $606 million, which continues through December 31, 2020.

Company Declares Quarterly Dividend

Republic previously announced that its Board of Directors declared a regular quarterly dividend of $0.425 per share for shareholders of record on January 4, 2021. The dividend will be paid on January 15, 2021.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, adjusted EBITDA margin and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers, landfills, and environmental services provide effective solutions to make responsible recycling and waste disposal effortless for its customers across the country. Its 36,000 employees are committed to providing a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter and @republic_services on Instagram.

For more information, contact:

Media Inquiries	Investor Inquiries
Donna Egan (480) 757-9770	Stacey Mathews (480) 718-6548
media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$406.4	$47.1
Accounts receivable, less allowance for doubtful accounts and other of $33.6 and $34.0, respectively	1,097.2	1,125.9
Prepaid expenses and other current assets	270.7	433.0
Total current assets	1,774.3	1,606.0
Restricted cash and marketable securities	145.2	179.4
Property and equipment, net	8,527.5	8,383.5
Goodwill	11,712.1	11,633.4
Other intangible assets, net	127.5	133.9
Other assets	823.5	747.6
Total assets	$23,110.1	$22,683.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$646.3	$777.9
Notes payable and current maturities of long-term debt	184.3	929.9
Deferred revenue	341.6	336.0
Accrued landfill and environmental costs, current portion	123.4	132.6
Accrued interest	65.2	74.0
Other accrued liabilities	830.0	814.2
Total current liabilities	2,190.8	3,064.6
Long-term debt, net of current maturities	8,594.5	7,758.6
Accrued landfill and environmental costs, net of current portion	1,715.3	1,703.2
Deferred income taxes and other long-term tax liabilities, net	1,222.4	1,180.6
Insurance reserves, net of current portion	278.9	276.5
Other long-term liabilities	734.1	579.4
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 354.4 and 353.3 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	5,045.1	4,994.8
Retained earnings	5,652.8	5,317.3
Treasury stock, at cost; 35.9 and 34.5 shares, respectively	(2,315.8)	(2,199.6)
Accumulated other comprehensive (loss) income, net of tax	(15.5)	2.2
Total Republic Services, Inc. stockholders’ equity	8,370.1	8,118.2
Non-controlling interests in consolidated subsidiary	4.0	2.7
Total stockholders’ equity	8,374.1	8,120.9
Total liabilities and stockholders’ equity	$23,110.1	$22,683.8

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$2,572.1	$2,646.9	$7,580.4	$7,722.7
Expenses:
Cost of operations	1,535.4	1,631.4	4,553.3	4,754.4
Depreciation, amortization and depletion	270.7	267.3	808.4	783.1
Accretion	20.7	20.5	62.4	61.4
Selling, general and administrative	256.1	275.4	795.3	806.3
Withdrawal costs - multiemployer pension funds	—	—	35.9	—
Loss (gain) on business divestitures and impairments, net	31.5	(24.0)	32.9	(23.5)
Restructuring charges	9.8	8.5	15.8	13.0
Operating income	447.9	467.8	1,276.4	1,328.0
Interest expense	(88.9)	(98.0)	(277.4)	(296.9)
Loss from unconsolidated equity method investments	(8.2)	(4.0)	(30.8)	(27.2)
Loss on extinguishment of debt	(34.5)	—	(34.5)	—
Interest income	0.5	2.0	4.0	5.4
Other income, net	1.9	1.7	3.7	1.6
Income before income taxes	318.7	369.5	941.4	1,010.9
Provision for income taxes	58.5	71.5	208.1	227.1
Net income	260.2	298.0	733.3	783.8
Net (income) loss attributable to non-controlling interests in consolidated subsidiary	(0.2)	0.3	(1.5)	0.2
Net income attributable to Republic Services, Inc.	$260.0	$298.3	$731.8	$784.0
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.81	$0.93	$2.29	$2.44
Weighted average common shares outstanding	319.2	320.6	319.3	321.5
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.81	$0.93	$2.29	$2.43
Weighted average common and common equivalent shares outstanding	319.7	321.7	319.8	322.6
Cash dividends per common share	$0.425	$0.405	$1.235	$1.155

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Nine Months Ended September 30,
	2020	2019
Cash provided by operating activities:
Net income	$733.3	$783.8
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	870.8	844.5
Non-cash interest expense	47.8	34.9
Stock-based compensation	29.0	29.2
Deferred tax provision	45.7	72.9
Provision for doubtful accounts, net of adjustments	22.0	23.4
Loss on extinguishment of debt	34.5	—
Loss (gain) on disposition of assets and asset impairments, net	30.6	(22.4)
Withdrawal costs - multiemployer pension funds, net of payments	4.3	—
Environmental adjustments	(1.2)	(9.6)
Loss from unconsolidated equity method investments	30.8	27.2
Other non-cash items	(2.9)	(0.9)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	3.4	(65.3)
Prepaid expenses and other assets	135.0	98.3
Accounts payable	(60.4)	(9.3)
Capping, closure and post-closure expenditures	(39.5)	(47.7)
Remediation expenditures	(39.8)	(29.4)
Other liabilities	77.0	57.3
Payments for retirement of certain hedging relationships	(11.4)	—
Cash provided by operating activities	1,909.0	1,786.9
Cash used in investing activities:
Purchases of property and equipment	(889.0)	(908.3)
Proceeds from sales of property and equipment	24.8	11.7
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(189.9)	(455.9)
Cash received from business divestitures	32.5	41.6
Purchases of restricted marketable securities	(16.9)	(9.1)
Sales of restricted marketable securities	5.6	8.6
Other	—	(5.2)
Cash used in investing activities	(1,032.9)	(1,316.6)
Cash used in financing activities:
Proceeds from notes payable and long-term debt, net of fees	2,439.5	3,504.8
Proceeds from issuance of senior notes, net of discount and fees	1,626.6	891.9
Payments of notes payable and long-term debt and senior notes	(4,101.9)	(4,145.9)
Premiums paid on extinguishment of debt	(34.0)	—
Issuances of common stock, net	1.3	5.3
Purchases of common stock for treasury	(98.8)	(353.8)
Cash dividends paid	(387.1)	(361.9)
Distributions paid to non-controlling interests in consolidated subsidiary	(0.2)	(0.2)
Contingent consideration payments	(9.7)	(15.2)
Cash used in financing activities	(564.3)	(475.0)
Increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	311.8	(4.7)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of year	177.4	133.3
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$489.2	$128.6

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2019 as well as our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, expected to be filed with the Securities and Exchange Commission on or about November 5, 2020. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
Collection:
Residential	$581.2	22.6%	$574.4	21.7%	$1,723.3	22.8%	$1,701.8	22.0%
Small-container	773.7	30.1	799.1	30.2	2,321.8	30.6	2,369.0	30.7
Large-container	553.1	21.5	583.6	22.1	1,606.8	21.2	1,688.2	21.9
Other	13.1	0.5	11.7	0.4	38.0	0.5	34.2	0.4
Total collection	1,921.1	74.7	1,968.8	74.4	5,689.9	75.1	5,793.2	75.0
Transfer	352.4		348.0		1,004.8		987.6
Less: intercompany	(190.9)		(193.1)		(556.9)		(558.6)
Transfer, net	161.5	6.3	154.9	5.8	447.9	5.9	429.0	5.6
Landfill	597.3		604.2		1,719.6		1,747.0
Less: intercompany	(263.4)		(264.4)		(763.9)		(773.0)
Landfill, net	333.9	13.0	339.8	12.8	955.7	12.6	974.0	12.6
Environmental services	24.1	0.9	57.8	2.2	101.0	1.3	143.6	1.8
Other:
Recycling processing and commodity sales	75.0	2.9	68.6	2.6	216.2	2.9	213.3	2.8
Other non-core	56.5	2.2	57.0	2.2	169.7	2.2	169.6	2.2
Total other	131.5	5.1	125.6	4.8	385.9	5.1	382.9	5.0
Total revenue	$2,572.1	100.0%	$2,646.9	100.0%	$7,580.4	100.0%	$7,722.7	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Average yield	2.6%	2.8%	2.7%	2.8%
Fuel recovery fees	(0.9)	(0.2)	(0.6)	0.1
Total price	1.7	2.6	2.1	2.9
Volume (1)	(3.4)	0.1	(3.6)	(0.4)
Recycling processing and commodity sales	0.3	(0.3)	0.1	(0.1)
Environmental services	(1.3)	(0.4)	(0.9)	(0.3)
Total internal growth	(2.7)	2.0	(2.3)	2.1
Acquisitions / divestitures, net	(0.1)	1.2	0.5	0.7
Total	(2.8)%	3.2%	(1.8)%	2.8%

Core price	4.5%	4.7%	4.8%	4.7%

(1) The decrease in volume of (3.6)% during the nine months ended September 30, 2020 includes an offsetting increase of 0.1% due to one additional workday as compared to the same respective period in 2019. The increase in volume of 0.1% during the three months ended September 30, 2019 includes an increase of 0.5% due to one additional workday as compared to the same respective period in 2018.
Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery fees, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.8% for both the three and nine months ended September 30, 2020, and 2.9% and 3.0% for the same respective periods in 2019. Core price as a percentage of related-business revenue was

4.8% and 5.1% for the three and nine months ended September 30, 2020, respectively, and 5.0% for each of the same respective periods in 2019.
The following table reflects changes in average yield and volume, as a percentage of total revenue by line of business, for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
	Yield	Volume	Yield	Volume	Yield	Volume	Yield	Volume
Collection:
Residential	3.1%	(1.6)%	2.5%	(1.4)%	2.6%	(1.5)%	2.7%	(1.8)%
Small-container	3.8%	(4.8)%	4.1%	(0.8)%	3.9%	(4.6)%	3.8%	(0.8)%
Large-container	1.9%	(5.4)%	2.5%	0.4%	2.3%	(6.2)%	3.2%	—%
Landfill:
Municipal solid waste	2.3%	3.3%	3.3%	1.8%	2.7%	(0.2)%	3.3%	4.1%
Construction and demolition waste	5.4%	(2.5)%	2.3%	15.8%	5.6%	4.6%	2.2%	8.7%
Special waste	—%	(11.7)%	—%	(6.6)%	—%	(11.0)%	—%	(5.1)%
COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
Labor and related benefits	$546.0	21.2%	$558.9	21.1%	$1,617.1	21.3%	$1,647.7	21.3%
Transfer and disposal costs	206.9	8.0	216.5	8.2	594.7	7.9	634.8	8.2
Maintenance and repairs	246.5	9.6	265.0	10.0	726.0	9.6	757.8	9.8
Transportation and subcontract costs	172.3	6.7	179.1	6.8	500.3	6.6	504.7	6.6
Fuel	66.1	2.6	94.2	3.6	204.4	2.7	283.1	3.7
Disposal fees and taxes	79.7	3.1	84.7	3.2	234.0	3.1	242.9	3.1
Landfill operating costs	60.4	2.4	63.5	2.4	190.8	2.5	184.4	2.4
Risk management	48.8	1.9	54.4	2.0	162.3	2.1	170.5	2.2
Other	108.7	4.2	115.1	4.3	334.5	4.4	328.5	4.3
Subtotal	1,535.4	59.7	1,631.4	61.6	4,564.1	60.2	4,754.4	61.6
Bridgeton insurance recovery	—	—	—	—	(10.8)	(0.1)	—	—
Total cost of operations	$1,535.4	59.7%	$1,631.4	61.6%	$4,553.3	60.1%	$4,754.4	61.6%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies and of ours for prior periods.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
Salaries and related benefits	$183.4	7.1%	$186.0	7.0%	$555.8	7.3%	$552.7	7.2%
Provision for doubtful accounts	6.1	0.3	7.5	0.3	22.0	0.3	23.4	0.3
Other	66.6	2.6	81.9	3.1	217.5	2.9	230.2	2.9
Total selling, general and administrative expenses	$256.1	10.0%	$275.4	10.4%	$795.3	10.5%	$806.3	10.4%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies and of ours for prior periods.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income attributable to Republic Services, Inc.	$260.0	$298.3	$731.8	$784.0
Net income attributable to non-controlling interests	0.2	(0.3)	1.5	(0.2)
Provision for income taxes	58.5	71.5	208.1	227.1
Other income, net	(1.9)	(1.7)	(3.7)	(1.6)
Interest income	(0.5)	(2.0)	(4.0)	(5.4)
Interest expense	88.9	98.0	277.4	296.9
Depreciation, amortization and depletion	270.7	267.3	808.4	783.1
Accretion	20.7	20.5	62.4	61.4
EBITDA	$696.6	$751.6	$2,081.9	$2,145.3
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share was $0.81 and $2.29 for the three and nine months ended September 30, 2020 as compared to $0.93 and $2.43 for the same periods in 2019. During the three and nine months ended September 30, 2020 and 2019, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (Net Income – Republic) and diluted earnings per share. The tables below set forth such measures on an adjusted basis to exclude such charges, other expenses and gains:

	Three Months Ended September 30, 2020				Three Months Ended September 30, 2019
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$696.6	$318.7	$260.0	$0.81	$751.6	$369.5	$298.3	$0.93
Loss from unconsolidated equity method investment	8.2	—	—	—	4.0	—	—	—
Loss on extinguishment of debt	34.5	34.5	25.5	0.08	—	—	—	—
Restructuring charges	9.8	9.8	7.2	0.02	8.5	8.5	6.3	0.02
Loss (gain) on business divestitures and impairments, net	31.5	31.5	26.6	0.09	(24.0)	(24.0)	(14.3)	(0.05)
Total adjustments	84.0	75.8	59.3	0.19	(11.5)	(15.5)	(8.0)	(0.03)
As adjusted	$780.6	$394.5	$319.3	$1.00	$740.1	$354.0	$290.3	$0.90

	Nine Months Ended September 30, 2020				Nine Months Ended September 30, 2019
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,081.9	$941.4	$731.8	$2.29	$2,145.3	$1,010.9	$784.0	$2.43
Loss from unconsolidated equity method investment	30.8	—	—	—	27.2	—	—	—
Loss on extinguishment of debt	34.5	34.5	25.5	0.08	—	—	—	—
Restructuring charges	15.8	15.8	11.7	0.04	13.0	13.0	9.6	0.03
Loss (gain) on business divestitures and impairments, net	32.9	32.9	30.1	0.10	(23.5)	(23.5)	(13.9)	(0.04)
Withdrawal costs - multiemployer pension funds	35.9	35.9	26.5	0.08	—	—	—	—
Bridgeton insurance recovery	(10.8)	(10.8)	(8.2)	(0.03)	—	—	—	—
Incremental contract startup costs - large municipal contract(1)	—	—	—	—	0.7	0.7	0.5	—
Total adjustments	139.1	108.3	85.6	0.27	17.4	(9.8)	(3.8)	(0.01)
As adjusted	$2,221.0	$1,049.7	$817.4	$2.56	$2,162.7	$1,001.1	$780.2	$2.42
(1) The aggregate impact to adjusted diluted earnings per share totals to less than $0.01 for the nine months ended September 30, 2019.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provide an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definitions of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies. Further information on each of these adjustments is included below.
Loss on extinguishment of debt. During the three months ended September 30, 2020, we incurred a loss on the extinguishment of debt related to the early retirement of our $600.0 million 5.250% notes due November 2021.
Restructuring charges. In 2019, we incurred costs related to the redesign of certain back-office software systems, which continued into 2020. In addition, in July 2020, we eliminated certain positions, primarily related to our back-office support functions, in response to the COVID-19 pandemic.
Loss (gain) on business divestitures and impairments, net. During the three and nine months ended September 30, 2020 and 2019, we recorded a net loss (gain) on business divestitures and impairments.
Withdrawal costs - multiemployer pension funds. During the nine months ended September 30, 2020, we recorded charges to earnings for withdrawal events at multiemployer pension funds to which we contribute. As we obtain updated information regarding multiemployer pension funds, the factors used in deriving our estimated withdrawal liabilities will be subject to change, which may adversely impact our reserves for withdrawal costs.
Bridgeton insurance recovery. During the nine months ended September 30, 2020, we recognized an insurance recovery related to our closed Bridgeton Landfill in Missouri as a reduction of remediation expenses in our cost of operations.
Incremental contract startup costs - large municipal contract. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the tables above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time periods in which they were incurred.

Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
Cash provided by operating activities	$1,909.0	$1,786.9
Property and equipment received	(818.7)	(839.4)
Proceeds from sales of property and equipment	24.8	11.7
Cash paid related to withdrawal costs - multiemployer pension funds, net of tax	23.4	—
Restructuring payments, net of tax	8.8	5.8
Divestiture related tax (benefit) payments	(2.7)	9.6
Cash tax benefit for debt extinguishment	(9.1)	—
Bridgeton remediation, net of tax	(26.4)	—
Adjusted free cash flow	$1,109.1	$974.6
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the periods for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the periods follows for the nine months ended September 30, 2020 and 2019:

	Nine Months Ended September 30,
	2020	2019
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$889.0	$908.3
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(70.3)	(68.9)
Property and equipment received during the period	$818.7	$839.4
The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of September 30, 2020 and December 31, 2019, accounts receivable were $1,097.2 million and $1,125.9 million, net of allowance for doubtful accounts of $33.6 million and $34.0 million, respectively, resulting in days sales outstanding of 38.9, or 26.8 days net of deferred revenue, compared to 39.8, or 27.9 days net of deferred revenue, respectively.
CASH DIVIDENDS
In July 2020, we paid a cash dividend of $129.0 million to shareholders of record as of July 1, 2020. As of September 30, 2020, we recorded a quarterly dividend payable of $135.4 million to shareholders of record at the close of business on October 1, 2020, which was paid on October 15, 2020.
STOCK REPURCHASE PROGRAM
During the three months ended September 30, 2020, there were no shares repurchased. As of September 30, 2020, the remaining authorized purchase capacity under our October 2017 repurchase program was $605.8 million.

2020 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of our anticipated adjusted diluted earnings per share guidance for the year ending December 31, 2020, which is not a measure determined in accordance with U.S. GAAP:

(Anticipated) Year Ending December 31, 2020
Diluted earnings per share	$ 3.09 - 3.12
Loss on extinguishment of debt	0.08
Restructuring charges	0.05
Loss on business divestitures and impairments, net	0.10
Withdrawal costs - multiemployer pension funds	0.08
Bridgeton insurance recovery	(0.03)
Adjusted diluted earnings per share	$ 3.37 - 3.40
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges, costs and recoveries in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ended December 31, 2020, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2020
Cash provided by operating activities	$2,320 to $2,395
Property and equipment received	(1,200 to 1,225)
Proceeds from the sale of property and equipment	30
Restructuring payments, net of tax	15
Cash paid related to withdrawal costs - multiemployer pension funds, net of tax	23
Divestiture related tax benefit	(3)
Cash tax benefit for debt extinguishment	(9)
Bridgeton insurance recovery, net of tax	(26)
Adjusted free cash flow	$1,150 to $1,200
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures or recoveries. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are the effects of the COVID-19 pandemic and actions taken in response thereto, acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019, particularly under Part I, Item 1A - Risk Factors, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which we expect to file with the Securities and Exchange Commission on or about November 5, 2020. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.